Octavian International Limited ("Octavian")
Bury House
1-3 Bury Street
Guildford
Surrey GU2 4AW

The Directors
eBet Limited ("eBet")
Unit 13, 112- 118 Talavera Road
Macquarie Park
NSW 2113
Australia

11 January 2008

Dear Sirs

Loan Agreement between eBet and Octavian dated 20 June 2007 (the "Agreement") and Deed of Charge between eBet and Octavian dated 15 August 2007 (the "Charge")

1.
With reference to the Agreement and the Charge, and in consideration of the payment of AUS$l by Octavian to eBet and other valuable consideration, please sign, date and return the acknowledgement on the copy letter by way of agreement to the terms of this letter.

2.	Terms defined in this letter shall have the same meaning as set out in the Agreement and the Charge, unless the context requires otherwise.

3.
Octavian and eBet acknowledge that Octavian has not complied with clause 4.2 of the Agreement as at 31 December, 2007 and, in connection with this breach, there is the possibility for there being an Event of Default pursuant to clause 7.1.1 of the Agreement and clause 7.1(a) of the Charge if notice is given to Octavian by eBet to that effect,

4.
The parties agree that, in addition to the above breach of the Agreement, there are other outstanding issues between them (including, without limitation, as provided in the draft Deed of Agreement emailed by eBet to Octavian on 19 December, 2007) (the "Outstanding Issues"). Each party undertakes to the other to use its reasonable endeavours to enter into a binding agreement with the other settling the terms of the Outstanding Issues by no later than 14 January, 2008 (the period from 31 December 2007 to 14 January 2008 being the "Rectification Period"). For the avoidance of doubt, if agreement on the Outstanding Issues is not made by the expiry of the Rectification Period, either party may exercise its rights under the Agreement and/or Charge (as amended by this letter), subject to the waiver of rights set out in paragraph 5 below and the release in para 6 below.

5.
eBet hereby agrees, for the duration of the Rectification Period, to waive (i) the default referred to in paragraph 3 above and not take steps to create an Event of Default in connection with that default during this period; and (ii) all rights arising from that default pursuant to the Agreement, Charge or otherwise during this period. Without prejudice to the generality of the foregoing, it is further acknowledged and agreed by eBet that during the Rectification Period;

(a)	the Facility has not been cancelled; and

(b)	the Loan and Interest accrued thereon are not immediately due and payable.

6.
Octavian and eBet further acknowledge that pursuant to clause 2.4 of the Charge, the floating charge has become or could become crystallised and become fixed. eBet hereby agrees that pursuant to clause 2.5 of the Charge and to the extent the floating charge has become fixed, the Charged Property is released from the fixed charge during the Rectification Period and the acknowledgement on the copy letter constitutes notice in writing by eBet of this release as required by clause 2.5(a) of the Charge. Octavian acknowledges that the Charged Property remains subject to the provisions of clause 2.5(b) of the Charge.

7.	Octavian and eBet agree that (separate and distinct from, and not subject to, the other provisions of this letter) the Agreement should be amended as follows:

(a)	The definition of "Interest Rate" shall be amended to read as follows:

"means during the period from the first Drawdown Date to the date 3 months after that date, 13% per annum and thereafter, the corresponding interest rate charged to eBet under the MFS Causeway Loan Agreement";

(b)	The definition of "Facility Period" shall be amended to read as follows:

"means the period starting on the date of this Agreement and ending on 9 January 2008 subject to possible extension out to 30 June, 2008 as may be agreed between the parties as part of the negotiations envisaged under paragraph 4 of the letter dated 11 January 2008 made between the parties (and the other provisions of that Letter)";

(c)	Clause 2.1 shall be amended to read as follows

'Subject to the terms of this Agreement, the Lender has made available to the Borrower under this Facility, a total amount of AUS$3,242,500, such amount having been drawn down in full by the Borrower. This amount constitutes Secured Moneys for the purposes of the Charge".

8.
Octavian and eBet agree that Clause 6.3 of the Charge shall be amended by replacing the words "I80 days" in the first sentence with the words ", subject to the provision at the end of this clause 6.3, 30 days" and by the addition of a sentence in clause 6.3 at the end after (e), as follows: "The following provisions shall apply in respect of any Standstill Period:

(a)	a Standstill Period shall expire no later than 30 July, 2008 regardless of when it commences;

(b)
where a Standstill Period would commence at the expiry of the Facility Period by reason of a default in the repayment of the Secured Moneys, no such Standstill Period shall commence unless, by the date of the default, the Chargor has repaid to the Chargee, in total, a sum equal to AUS$1,621, 250 of the Secured Moneys; and

(c)	there shall be a maximum of two Standstill Periods, being one at any time during the Facility Period and one at or around the expiry of the Facility Period".

9.
Octavian is liable for payment of default interest at the default specified in the MFS Causeway Loan Agreement (currently 3% above the rate specified in paragraph 7(a) above) on all overdue interest payments and on the principal amount of the Loan in the event that such amount is not repaid on or before 30 June 2008. Such interest shall be capitalised monthly or as applicable under the MSF Causeway Loan Agreement.

10.
The reconciliation amount of USD$ 137,499.52 as per the attached spreadsheet (marked "Reconcillation Amounts"), financing costs referred to in clause 4.1 and payments in respect of trademarks under clause 6.3 of the deed of agreement to be entered into on or before 14 January 2008 pursuant to paragraph 4 above and all outstanding amounts agreed by Octavian or determined as being due to eBet under the Flatpack Sale and Distribution Agreement dated 26 January, 2007 constitute Secured Moneys for the purposes of the Charge.

11.	Each party undertakes to the other to use its reasonable endeavours in good faith to enter into a binding agreement with the other by no later than 31 January 2008, whereby:

a)	eBet is appointed as Octavian's non-exclusive distributor in the Asia/Pacific area (excluding Japan, China and India) of products comprised in, or derived from, the Charged Property;

b)	Octavian is appointed as non-exclusive distributor of eBet's gaming system products in Central and South America, Eastern Europe and CIS;

c)
eBet is appointed as Octavian's non-exclusive distributor of Logismos table management products in Australia, New Zealand and the Pacific Islands with effect from the date when Octavian's appointment as Logismos' distributor comes into effect.

These appointments shall include other required terms to be agreed, including in relation to 11(c), terms relating to price structure and competition (subject to compliance with all applicable law and regulation.)

Both parties agree that:

a)	they shall respond to any draft agreements within 3 working days in London and Sydney of receipt of the same;

b)	they shall be available for conference calls at least 3 times a week to be held on working days in London and Sydney at mutually agreed times; and

c)	the agreements shall be on the same terms in all material respects except where the context requires otherwise.

12.
Octavian agrees not to have any further discussions or other communication or contact with employees or representatives of Odyssey Gaming Limited (ACN 074 735 452) (or any of its subsidiaries or related companies) in relation to the introduction of gaming system products into the Queensland gaming market, while any Secured Moneys remain outstanding. The terms of a Project Status Report (summarising the work undertaken on a proposed replacement machine monitoring system for Odyssey to date) are to be settled and included in the deed of agreement to be entered into before 31 January 2008 pursuant to paragraph 4 above.

13.
Octavian undertakes to provide a copy of this letter and the subsequent deed of agreement to be entered into between Octavian and eBet to PacificNet Inc and eBet consents to the provision of this information to PacificNet Inc.

14.	The parties agree to a copy of this letter being provided to the Software Escrow Agent.

15.	This letter is supplementary to the Agreement and Charge, is governed by New South Wales law and the New South Wales courts have exclusive jurisdiction to settle any dispute in connection with it.

Please sign, date and return the copy letter by way of acknowledgment and agreement of its terms.

/s/ Hans Zeidler

HANS ZIEDLER
Signed, sealed and delivered
For and on behalf of Octavian International Limited

We hereby acknowledge and agree to the terms of this letter

/s/ Tony Toohey

TONY TOOHEY
Signed, sealed and delivered
For and on behalf of eBet Limited

Dated: January 11, 2008